Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2022, relating to the consolidated financial statements of Selina Hospitality, PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries (Company), which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is incorporated by reference in this Registration Statement.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP
Tysons, VA
February 7, 2023